Exhibit 99.1

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Gregory S. Anderson, hereby consent to be named as a prospective director of SHG Services, Inc. in the Registration Statement on Form S-1 of SHG Services, Inc., dated May 24, 2010, and any amendments thereto.

/s/ Gregory S. Anderson
Gregory S. Anderson

Dated: May 19, 2010